Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

November 2, 2021

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended October 2, 2021 and September 26, 2020, in millions of dollars except share and per share amounts.

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
Net sales	$2,276	$1,645	$6,765	$5,136
Operating income	$112	$39	$369	$111
Net earnings attributable to Seaboard	$94	$154	$449	$24

Earnings per common share	$81.50	$132.58	$387.09	$20.08
Average number of shares outstanding	1,160,779	1,160,779	1,160,779	1,161,792
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 22, 2021 to stockholders of record at the close of business on November 12, 2021.